Exhibit 10.2

SIXTH AMENDMENT

TO

RESTRICTED STOCK GRANT AGREEMENT

This Sixth Amendment (this “Amendment”) to the Restricted Stock Grant Agreement, dated September 28, 2016, between Tabula Rasa HealthCare, Inc. (the “Company”) and Dr. Orsula Knowlton (the “Grantee”), as previously amended on June 12, 2017, May 30, 2018, May 2, 2019, February 24, 2020, and November 29, 2021 (the “Restricted Stock Grant Agreement”), is made, entered into and effective on this 13th day of May 2022 (the “Effective Date”).

WHEREAS, the Company and the Grantee are parties to the Restricted Stock Grant Agreement, pursuant to which restricted shares of common stock of the Company were granted under the Tabula Rasa HealthCare, Inc. 2014 Equity Compensation Plan (the “Plan”);

WHEREAS, the Restricted Stock Grant Agreement provides for vesting of the restricted shares of common stock of the Company in calendar year 2020;

WHEREAS, the Company previously extended the vesting of the restricted shares of common stock of the Company set forth in the Restricted Stock Grant Agreement such that 133,634 restricted shares of the Company common stock held by the Grantee would vest on December 1, 2022 (the “Extended Vesting Shares”); and

WHEREAS, the Company desires to accelerate the vesting of a portion of the Extended Vesting Shares such that 44,544 restricted shares of the Company common stock become fully vested as of May 13, 2022, with the remaining shares continuing to vest on December 1, 2022.

NOW, THEREFORE, the Company and the Grantee hereby agree that, the Restricted Stock Grant Agreement shall be amended as follows:

1.       Section 2(a) of the Restricted Stock Grant Agreement shall be amended in its entirety to read as follows:

“(a)       Of total 267,268 shares of Restricted Stock granted pursuant to this Agreement, 44,544 shares of Restricted Stock held by the Grantee shall become fully vested as of May 13, 2022, and the remaining unvested 89,090 shares of Restricted Stock held by the Grantee shall become fully vested, and the restrictions described in Section 2(c) shall lapse, on December 1, 2022, if the Grantee continues to be employed by, or provide service to, the Employer from the Date of Grant until this date.

The vesting of the shares of Restricted Stock shall be cumulative, but shall not exceed 100% of the shares. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share.”

2.       All of the terms and conditions of the Restricted Stock Grant Agreement as amended by this Amendment shall remain in full force and effect, and the Company and the Grantee agree to continue to be legally bound by the obligations and undertakings in the Restricted Stock Grant Agreement, other than those that have been amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment, effective as of the Effective Date.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian Adams
Name:	Brian Adams
Title:	Co-President

Grantee:

/s/ Dr. Orsula Knowlton
Dr. Orsula Knowlton